Exhibit 10.38
Written description of performance incentive awards
DICK’S SPORTING GOODS, INC.
FORM OF
FISCAL PERFORMANCE INCENTIVE GUIDELINES
Incentive bonus awards are intended to provide incentives and rewards for the contributions of certain Corporate associates toward the successful achievement of the financial and business goals of Dick’s Sporting Goods, Inc. and its subsidiaries (the “Company”) established for the applicable performance period. These guidelines are subject to and controlled by Section 8 of the Dick’s Sporting Goods, Inc. 2002 Stock Plan, as amended (the “2002 Plan”).
How We Award Incentive Compensation
We award additional cash amounts as part of the associate’s total compensation for the year. These amounts are determined at the beginning of the fiscal year and delivered at the end of the year to all associates who are eligible, based on their performance and/or the Company’s performance. This annual incentive is intended to link a significant portion of compensation to the overall success of the Company and the achievement of specific objectives.
How We Fund and Pay Out Incentives
Incentive payouts are based on two factors: the company’s ability to pay and its willingness to pay.
Our ability to pay is directly tied to our ability to deliver an EBT (earnings before taxes) value to our stockholders. If we achieve our EBT goal, we will fund the awards. If we don’t, there will be no payouts.
Our willingness to pay is based on the individual associate’s performance in contributing to pre-established goals. The specific components and weights are predetermined based on the associate’s role in the organization.
Incentive Opportunity
Incentive targets are established for each exempt incentive-eligible position based on the position’s contributions and level within the organization. Incentive payouts are expressed as a percentage of incentive-eligible earnings. Incentive threshold, target and maximum percentages are provided below.

Level	Threshold	Target	Maximum
A	%	%	%
B	%	%	%
C	%	%	%
D	%	%	%
E	%	%	%
F	%	%	%
G	%	%	%

Who’s Eligible
To be eligible, the associate must be assigned to an incentive-eligible position before November 1 of the Fiscal Year. Associates promoted or hired into an incentive-eligible position after October 31 will not be eligible to participate in any incentive payout for that year.
If employed for less than one full year (but prior to November 1) in an eligible position, the associate’s incentive will be prorated using the incentive-eligible earnings for the eligible service period to calculate the payout.
For associates who transfer on or after November 1 from one incentive-eligible position to another Company incentive-eligible position, the incentive payout will be based on full-year, incentive-eligible earnings and performance in the position from which the associate transferred. The same applies to transfers from another Company incentive-eligible position to an eligible position under the guidelines.
Transfers before November 1 from one eligible position to another eligible position will result in a prorated payout based on the incentive-eligible earnings for the time spent in each position, as well as the performance level achievement for each position.
Associates who receive an unsatisfactory performance review are not eligible to receive an award.
The Company may use discretion in determining reward amounts for any non 162(m) employee, to ensure that the performance reward is appropriate.
How Performance and Incentive Payouts Are Calculated
Incentives are earned by achieving results in one or more of the following categories, as recommended by the Chairman, CEO & President and approved, with respect to 162(m) employees, by the Compensation Committee of the Board of Directors:
Company financial results — earnings metrics (e.g. EBT, net income), sales, return metrics (e.g. ROIC, ROA, RONA), gross margin, etc. as determined by the Compensation Committee.
Company operational results — inventory turn ratio, customer satisfaction, etc.
Each goal is established with the performance metrics at threshold, target, and maximum. At the end of the measurement period, the achievement level of the goal will be determined based on the actual results against the target. Each goal is given a weight that is appropriate to the individual associate’s role and contribution towards the Company’s success.
Actual achievement may fall between threshold, target and maximum for any goal. Incentive percentages are calculated accordingly to represent the percentage achievement — not to exceed the maximum percentage. The Company and the Compensation Committee determines whether the stated goals have ben achieved.
Payment of Incentives
Final incentive payouts will be based on the Company’s audited financial statement for the fiscal year and , with respect to 162(m) employees, the Compensation Committee’s written certification that the performance goals and other material terms of the incentive bonus awards have been attained.

Additionally, the CEO may further review, modify and approve individual non 162(m) employee awards subsequent to the Compensation Committee’s approval.
To receive an incentive payout, the associate must be actively employed by the Company on the last day of the fiscal year.
Incentive payments will include all applicable taxes and deductions, including 401(k) or deferred compensation contributions as elected. Incentives are taxed at the Federal Supplemental Incentive Tax rate plus Social Security and Medicare, plus any applicable state, local or other taxes. Subject to 162(m) of the Internal Revenue Code, as amended, payments that are earned hereunder will be made as described herein, and shall be made no later than two and one half months after the last day of Dick’s Sporting Goods fiscal year in which the bonus relates.
Time while on an approved paid leave of absence (receiving incentive-eligible earnings) will be used for incentive calculation purposes. Incentive-eligible earnings are earnings associated with active days worked (to include retroactive payments) and pay for vacation, bereavement, holiday, jury duty, personal days and sick pay. Earnings associated with incentive payments of any kind, third-party disability insurance payments or any type of earnings not listed here are not considered eligible earnings for calculating incentives.
Incentive bonus award guidelines are reviewed annually. The methodology may change in any future year(s). Executive Management of Dick’s Sporting Goods reserves the right to amend, suspend, terminate or make exceptions (in conformity with the 2002 Plan and Section 162(m) of the Internal Revenue Code, as amended) at any time during the current fiscal year without notice.
This summary is not intended to be, and does not constitute in any manner, a contract of employment between Dick’s Sporting Goods, Inc. and employees. Nothing herein shall be construed as a guarantee of payment of any incentive compensation or award to any employee. These guidelines are not intended to, nor may they be construed to, provide any guarantees of employment to any employee for any period of time.
Notwithstanding the foregoing, with respect to any incentive bonus award that is intended to be performance based within the meaning of Section 162(m) of the Internal Revenue Code , these guidelines are limited by, subject to and controlled by Section 8 of the 2002 Plan, and to the extent that any provision of these guidelines are inconsistent with Section 162(m) of the Internal Revenue Code, as amended, the guidelines shall not apply and the Compensation Committee shall disregard such provisions.